Exhibit 99.3

[LOGO]

TOPS HOLDING II CORPORATION ANNOUNCES RESULTS TO DATE WITH

RESPECT TO ITS TENDER OFFER FOR ITS 8.750/9.500% SENIOR NOTES DUE 2018

Williamsville, NY, June 8, 2015 — Tops Holding II Corporation (the “Issuer”), today announced that pursuant to its previously announced cash tender offer (the “Offer”) to purchase up to $60,000,000 aggregate principal amount (the “Maximum Tender Amount”) of its outstanding 8.750%/9.500% senior notes due 2018 (CUSIP No. 89078XAB3) (the “Notes”), it received tenders from holders of $148,218,000, or approximately 98.81%, of the aggregate principal amount of the Notes outstanding, by 5:00 p.m., New York City time, on June 8, 2015 (the “Early Tender Date”).

The Issuer’s obligation to accept for purchase, and to pay for, any Notes pursuant to the Offer is subject to a number of conditions that are set forth in the Offer to Purchase dated May 26, 2015 (the “Offer to Purchase”), including the consummation of a capital markets debt financing raising proceeds in an amount sufficient to fund a portion of the Offer and related payments. Subject to the satisfaction or waiver of these conditions, all holders who validly tendered (and did not subsequently validly withdraw) their Notes at or prior to the Early Tender Date and whose Notes are accepted for purchase will receive total consideration equal to $1,020.00 per $1,000 principal amount of the Notes plus accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the settlement date for the Offer, which we currently expect to be on or about June 10, 2015.

As described in the Offer to Purchase, because the aggregate principal amount of the Notes tendered exceeded the Maximum Tender Amount as of the Early Tender Date, the Issuer will accept validly tendered Notes on a prorated basis with a pro ration factor of approximately 40.50% for the Notes. As the aggregate principal amount of Notes tendered at the Early Tender Date exceeded the Maximum Tender Amount, we do not expect to accept for purchase any Notes tendered after the Early Tender Date.

The complete terms and conditions of the Offer are described in the Offer to Purchase, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (866) 864-7964 (U.S. toll free) or, for banks and brokers, at (212) 269-5550. Questions regarding the terms of the Offer may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager for the Offer, at (888) 292-0070 (U.S. toll free) and (980) 387-2113 (collect).

None of the Issuer, the dealer manager or the tender and information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

About Tops Holding II Corporation

Tops is a leading supermarket retailer in the upstate New York, Pennsylvania and Vermont, with 159 full-service supermarkets operated under the Tops banner and one under the Orchard Fresh banner, with an additional five franchise supermarkets. Supported by strong customer loyalty and attractive supermarket locations, Tops brand is widely recognized as a strong retail supermarket brand name in their market area. Tops is headquartered in Williamsville, New York and has over 15,000 associates.

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